EXHIBIT 99

This Current Report on Form 8-K includes supplemental unaudited historical consolidated statement of income and business segment information related to (1) the impact of adopting Accounting Standards Update (ASU) No. 2017-07 relative to the presentation of pension and postretirement benefit costs and (2) business segment reporting changes reflecting the expansion of the Company’s dual credit reporting process internationally and centralization of certain manufacturing and supply technology platforms (provided on an annual and quarterly basis for the years ended December 31, 2017, 2016 and 2015). The Company did not operate under this segment structure for any of these prior periods and will begin to report comparative results under the new structure with the filing of its Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.

Adoption of ASU No. 2017-07—Certain pension and postretirement costs reported outside operating income

The Company adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, effective January 1, 2018 on a retrospective basis. This ASU changed how employers that sponsor defined benefit pension and/or other postretirement benefit plans present the net periodic benefit cost in the income statement. Under the new standard, only the service cost component of net periodic benefit cost is included in operating expenses and only the service cost component is eligible for capitalization into assets such as inventory. All other net periodic benefit costs components (such as interest, expected return on plan assets, prior service cost amortization and actuarial gain/loss amortization) are reported outside of operating income. Guidance under the ASU limiting the capitalization to only the service cost component is applied on prospective basis. The components of 3M’s net periodic defined benefit pension and postretirement benefit costs are presented in Note 12 of 3M’s 2017 Annual Report on Form 10-K filed February 8, 2018. The retrospective application of this ASU had no impact on the Company’s previously reported consolidated income before income taxes and net income attributable to 3M. However, non-service cost components of pension and postretirement benefit costs in prior years representing income of $128 million and $196 million in total year 2017 and 2016, respectively, and an expense of $34 million in total year 2015 have been reclassified from operating expenses and are now reported outside of operating income within other expense (income), net.

The financial information presented herein reflects the impact of the preceding changes, for all periods presented, between operating income and other expense (income), net.

Year ended December 31, 2017	Previously	Reflecting ASU
(Millions)	Reported	Adoption	Change

Net Sales	$31,657	$31,657	$—
Operating expenses
Cost of sales	16,001	16,055	54
Selling, general and administrative expenses	6,572	6,626	54
Research, development and related expenses	1,850	1,870	20
Gain on sale of businesses	(586)	(586)	—
Total operating expenses	23,837	23,965	128
Operating income	$7,820	$7,692	$(128)

Other expense (income), net	$272	$144	$(128)

Income before income taxes	$7,548	$7,548	$—

Supplemental Unaudited Select Consolidated Statement of Income Information  Effective in the First Quarter of 2018

	First	Second	Third	Fourth	Total
(Millions)	Quarter	Quarter	Quarter	Quarter	Year
Cost of sales
2017	$3,882	$4,020	$4,059	$4,094	$16,055
2016	3,698	3,817	3,867	3,736	15,118
2015	3,813	3,850	3,869	3,819	15,351

Selling, general and administrative expenses
2017	$1,614	$1,620	$1,637	$1,755	$6,626
2016	1,555	1,583	1,553	1,620	6,311
2015	1,571	1,551	1,531	1,580	6,233

Research, development and related expenses
2017	$476	$478	$468	$448	$1,870
2016	457	445	434	428	1,764
2015	461	437	427	432	1,757

Operating income
2017	$1,742	$2,153	$2,008	$1,789	$7,692
2016	1,739	1,817	1,855	1,616	7,027
2015	1,739	1,848	1,885	1,508	6,980

Other expense (income), net
2017	$5	$11	$11	$117	$144
2016	(7)	(18)	(7)	6	(26)
2015	36	36	40	45	157

Business Segment Reporting Changes

As part of 3M’s continuing effort to improve the alignment of its businesses around markets and customers, the Company made the following changes, effective in the first quarter of 2018, and other revisions impacting business segment reporting:

Consolidation of customer account activity within international countries – expanding dual credit reporting

•

The Company consolidated its customer account activity in each country into centralized sales districts for certain countries that make up approximately 70 percent of 3M’s 2017 international net sales. Expansion of these initiatives, which previously had been deployed only in the U.S., reduces the complexity for customers when interacting with multiple 3M businesses. 3M business segment reporting measures include dual credit to business segments for certain sales and related operating income. This dual credit is based on which business segment provides customer account activity with respect to a particular product sold in a specific country. The expansion of alignment of customer accounts within additional countries increased the attribution of dual credit across 3M’s business segments. Additionally, certain sales and operating income results for electronic bonding product lines that were previously equally divided between the Electronics and Energy business segment and the Industrial business segment are now reported similarly to dual credit. As a result, previously reported aggregate business segment net sales and operating income for total year 2017 increased $1.568 billion and $402 million, respectively, offset by similar increases in the elimination of dual credit net sales and operating income amounts.

Centralization of manufacturing and supply technology platforms

•

Certain shared film manufacturing and supply technology platform resources formerly reflected within the Electronics and Energy business segment were combined with other shared and centrally managed material resource centers of expertise within Corporate and Unallocated. This change resulted in a decrease in previously reported net sales and an increase in operating income for total year 2017 of $1 million and $42 million, respectively, in the Electronics and Energy segment, offset by a corresponding increase in net sales and decrease in operating income within Corporate and Unallocated.

The financial information presented herein reflects the impact of the preceding changes between business segments, in addition to the impact on operating income related to the adoption of ASU No. 2017-07 (as detailed above), for all periods presented.

	Net Sales			Operating Income
Year ended December 31, 2017	Previously			Previously
(Millions)	Reported	Revised	Change	Reported	Revised	Change

Industrial	$10,911	$11,866	$955	$2,289	$2,490	$201
Safety and Graphics	6,148	6,235	87	2,067	2,066	(1)
Health Care	5,813	5,853	40	1,781	1,764	(17)
Electronics and Energy	5,159	5,501	342	1,254	1,377	123
Consumer	4,589	4,731	142	993	1,004	11
Corporate and Unallocated	1	3	2	(352)	(395)	(43)
Elimination of Dual Credit	(964)	(2,532)	(1,568)	(212)	(614)	(402)
Total Company	$31,657	$31,657	$—	$7,820	$7,692	$(128)

Corporate and unallocated operating income includes a variety of miscellaneous items, such as corporate investment gains and losses, certain derivative gains and losses, certain insurance-related gains and losses, certain litigation and environmental expenses, corporate restructuring charges and certain under- or over-absorbed costs (e.g. pension, stock-based compensation) that the Company may choose not to allocate directly to its business segments. Because this category includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis.

3M business segment reporting measures include dual credit to business segments for certain sales and related operating income. Management evaluates each of its five business segments based on net sales and operating income performance, including dual credit reporting to further incentivize sales growth. As a result, 3M reflects additional (“dual”) credit to another business segment when the customer account activity (“sales district”) with respect to the particular product sold to the external customer is provided by a different business segment. This additional dual credit is largely reflected at the division level. For example, certain respirators are primarily sold by the Personal Safety Division within the Safety and Graphics business segment; however, a sales district within the Industrial business segment provides the contact for sales of the product to particular customers. In this example, the non-primary selling segment (Industrial) would also receive credit for the associated net sales initiated through its sales district and the related approximate operating income. The assigned operating income related to dual credit activity may differ from operating income that would result from actual costs associated with such sales.

The offset to the dual credit business segment reporting is reflected as a reconciling item entitled “Elimination of Dual Credit,” such that sales and operating income in total are unchanged.

Supplemental Unaudited Business Segment Information

Based on Segment Structure Effective in the First Quarter of 2018

Net Sales

Net Sales	First	Second	Third	Fourth	Total
(Millions)	Quarter	Quarter	Quarter	Quarter	Year
Industrial
2017	$2,936	$2,946	$3,023	$2,961	$11,866
2016	2,799	2,853	2,823	2,742	11,217
2015	2,906	2,870	2,803	2,664	11,243

Safety and Graphics
2017	$1,550	$1,569	$1,551	$1,565	$6,235
2016	1,494	1,580	1,516	1,358	5,948
2015	1,455	1,512	1,491	1,350	5,808

Health Care
2017	$1,435	$1,449	$1,485	$1,484	$5,853
2016	1,402	1,424	1,380	1,400	5,606
2015	1,348	1,380	1,364	1,398	5,490

Electronics and Energy
2017	$1,291	$1,290	$1,515	$1,405	$5,501
2016	1,159	1,187	1,328	1,252	4,926
2015	1,357	1,336	1,440	1,265	5,398

Consumer
2017	$1,073	$1,169	$1,279	$1,210	$4,731
2016	1,072	1,154	1,235	1,117	4,578
2015	1,073	1,136	1,186	1,123	4,518

Corporate and Unallocated
2017	$1	$2	$3	$(3)	$3
2016	1	3	—	2	6
2015	2	4	(1)	(1)	4

Elimination of Dual Credit
2017	$(601)	$(615)	$(684)	$(632)	$(2,532)
2016	(518)	(539)	(573)	(542)	(2,172)
2015	(563)	(552)	(571)	(501)	(2,187)

Total Company
2017	$7,685	$7,810	$8,172	$7,990	$31,657
2016	7,409	7,662	7,709	7,329	30,109
2015	7,578	7,686	7,712	7,298	30,274

Supplemental Unaudited Business Segment Information

Based on Segment Structure Effective in the First Quarter of 2018

Operating Income

Operating Income	First	Second	Third	Fourth	Total
(Millions)	Quarter	Quarter	Quarter	Quarter	Year
Industrial
2017	$670	$568	$672	$580	$2,490
2016	654	652	634	588	2,528
2015	662	671	637	528	2,498

Safety and Graphics
2017	$399	$851	$411	$405	$2,066
2016	354	418	366	265	1,403
2015	356	379	339	285	1,359

Health Care
2017	$429	$408	$467	$460	$1,764
2016	449	454	423	405	1,731
2015	415	446	439	449	1,749

Electronics and Energy
2017	$256	$325	$430	$366	$1,377
2016	222	237	332	354	1,145
2015	295	294	356	226	1,171

Consumer
2017	$223	$198	$311	$272	$1,004
2016	235	279	314	226	1,054
2015	248	265	300	261	1,074

Corporate and Unallocated
2017	$(93)	$(51)	$(112)	$(139)	$(395)
2016	(53)	(99)	(76)	(93)	(321)
2015	(99)	(76)	(61)	(125)	(361)

Elimination of Dual Credit
2017	$(142)	$(146)	$(171)	$(155)	$(614)
2016	(122)	(124)	(138)	(129)	(513)
2015	(138)	(131)	(125)	(116)	(510)

Total Company
2017	$1,742	$2,153	$2,008	$1,789	$7,692
2016	1,739	1,817	1,855	1,616	7,027
2015	1,739	1,848	1,885	1,508	6,980